Exhibit (a)(1)(D)

FORM OF ELIGIBLE OPTION INFORMATION SHEET

Name:

Steps to properly complete this Eligible Option Information Sheet

Step 1:	Check the box for the Eligible Option grant you want to exchange.

Step 2:	Sign the appropriate election where indicated.

Step 3:	Return along with your Election Form to Bryan P. Stevenson no later than 9:00 p.m., U.S. Pacific Time, on Monday, September 9, 2013 (or such later date as may apply if the Exchange Offer is extended) pursuant to the means set forth in the Exchange Offer.

If you elect to participate in the Exchange Offer, this sheet must be properly completed, signed and submitted with your Election Form no later than 9:00 p.m., U.S. Pacific Time, on Monday, September 9, 2013. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Election Form and this sheet on time. In particular, after 5:00 p.m., U.S. Pacific Time on Friday, September 6, 2013, you may not deliver your Election Form or this sheet via hand delivery or interoffice mail because Brian P. Stevenson may not be available to accept your Election Form or this sheet. After 5:00 p.m. on Friday, September 6, 2013 and before 9:00 p.m. U.S. Pacific Time on Monday, September 9, 2013 you must submit your Election Form and this sheet only by facsimile or by email (by PDF or similar imaged document file). If this sheet is not properly completed, signed and submitted with your Election Form, your Election Form will be rejected.

Option Grant Date	Option Exercise Price (in US Dollars)	Shares Eligible for Exchange (as of August 12, 2013)	Number of Shares underlying New Option that May Be Granted[1]	CHECK THE BOX BELOW IF YOU WANT TO EXCHANGE THE GRANT
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TO INDICATE YOUR ELECTION, SIGN ON THE APPROPRIATE SIGNATURE LINE BELOW.	Signature

I elect to exchange ALL of my Eligible Options

I elect to exchange ONLY the Eligible Options checked in the boxes above

Each option you elect to tender for exchange must be tendered in whole. If you would like to review all of the options granted to you by U.S. Auto Parts Network, Inc., please contact Bryan P. Stevenson, our Vice President, General Counsel and Secretary, at 16941 Keegan Avenue, Carson, CA 90746 or by calling him at (310) 735-0092 or sending an email to optionexchange@usautoparts.com.

[1]	Each New Option will be completely unvested at the time of grant and will become vested on the basis of an Eligible Employee’s continued service with U.S. Auto Parts Network, Inc. and its subsidiaries. New Options will be nonqualified stock options even if the Eligible Options you surrendered in the Exchange Offer were incentive stock options. New Options will vest over four years, with twenty-five percent (25%) of the shares subject to the New Option vesting on the first anniversary of the new grant date, and the remaining seventy-five percent (75%) of the shares subject to the New Option vesting in thirty-six (36) substantially equal installments over the following thirty-six (36) months, subject to the Eligible Employee’s continued service with U.S. Auto Parts Network, Inc. and it subsidiaries on each applicable vesting date. If you exchange an Eligible Option for a New Option and your service with U.S. Auto Parts Network, Inc. and its subsidiaries terminates for any reason before the New Option is vested in full, then you will forfeit that portion of any New Option received that remains unvested at the time your service with U.S. Auto Parts Network, Inc. and its subsidiaries terminates.

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